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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement of Philip Services Corp. (the "Company") on Form S-8 of our report, dated March 4, 1998 (May 14, 1998 as to Note 3), on the consolidated balance sheets of the Company as at December 31, 1997 and 1996 and the consolidated statements of earnings, retained earnings and cash flows for each of the three years in the period ended December 31, 1997, included in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997, filed with the Securities and Exchange Commission on May 15, 1998.


/s/ DELOITTE & TOUCHE
Mississauga, Ontario
September 18, 1998